UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2021

ENOCHIAN BIOSCIENCES INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54478	45-2559340
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2080 Century City East Suite 906 Los Angeles, CA 90067 (Address of principal executive offices)

+1 (305) 918-1980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	ENOB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2021, Enochian Biosciences, Inc. (the “Company”) announced that the Honorable Dr. Mark Dybul, its Executive Vice-Chair of the Board of Directors (the “Board”), has been named Chief Executive Officer of the Company.

Dr. Dybul has served as the Executive Vice-Chair of the Board of the Company since January 2019 and as a director since February 2018. Dr. Dybul has served as a Professor in the Department of Medicine at Georgetown University Medical Center, and the Faculty Co-Director of the Center for Global Health and Quality since June of 2017. Dr. Dybul has worked on HIV and public health for nearly 30 years as a clinician, scientist, teacher, and administrator, most recently as the Executive Director of the Global Fund to Fight AIDS, Tuberculosis and Malaria from 2013 through May of 2017. Prior to joining the Global Fund, he was a principal architect and ultimately the head of the U.S. President’s Emergency Plan for AIDS Relief (PEPFAR), the largest international health initiative in history dedicated to a single disease, which achieved historic prevention, care and treatment goals on time and on budget. During his tenure, the program’s funding grew from approximately $500 million to $6.5 billion annually. Earlier in his career, after graduating from Georgetown Medical School in Washington D.C., Dr. Dybul joined the National Institute of Allergy and Infectious Diseases, as a research fellow under director Dr. Anthony Fauci, where he conducted basic and clinical studies on HIV virology, immunology and treatment optimization, including the first randomized, controlled trial with combination antiretroviral therapy in Africa.

There are no arrangements or understandings between Dr. Dybul and any other person pursuant to which he was appointed as an officer of the Company. Dr. Dybul does not have any family relationship with any director or other executive officer of the Company, and there are no transactions in which Dr. Dybul has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Upon appointment to this new role, Dr. Dybul was awarded an option to purchase 3,000,000 shares of the Company’s common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Stock Market on the date prior to the grant date. The option has a ten-year term, subject to continued employment, and 2,000,000 of the shares will vest ratably over the first three anniversary dates of July 1, 2021. One-third of the remaining 1,000,000 shares is subject to vesting at the end of each of the three years beginning June 30, 2022, based upon the achievement by the Company of certain benchmarks. At this time, any additional changes to Dr. Dybul’s compensation arrangements with the Company have not been determined. The Company will file an amendment to this Current Report on Form 8-K disclosing any such additional information if and when it has been determined.

Item 7.01. Regulation FD Disclosure.

On July 20, 2021, the Company issued a press release announcing Dr. Dybul’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated July 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENOCHIAN BIOSCIENCES, INC.

By:	/s/ Mark Dybul
Name: Mark Dybul Title: Chief Executive Officer

Date: July 23, 2021